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                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in Post-Effective Amendment No. 31 to the Registration Statement of BT Alex. Brown Cash Reserve Fund, Inc. (comprised of the Prime Series, Treasury Series and Tax-Free Series) on Form N-1A (File Number 2-72658 and 811-3196) of our reports dated April 30, 1999, on our audit of the financial statements and financial highlights of the Portfolios, which report is included in the Annual Report to Shareholders for the year ended March 31, 1999, which is incorporated by reference in the Registration Statement. We also consent to the reference of our firm under the caption "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


/s/PRICEWATERHOUSECOOPERS LLP
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PRICEWATERHOUSECOOPERS LLP

Baltimore, Maryland
May 28, 1999